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Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Patrick Fitzgerald
MIDWAY GAMES INC.
(773) 961-2222
pfitzgerald@midwaygames.com

MIDWAY GAMES FILES REGISTRATION STATEMENT
FOR PROPOSED COMMON STOCK OFFERING

    Chicago, Illinois, November 27, 2001—Midway Games Inc. (NYSE:MWY) announced today that it has filed a registration statement with the Securities and Exchange Commission relating to a proposed public offering of 4,500,000 shares of common stock. Midway anticipates that the proposed offering will commence in December, or as soon as possible after the registration statement is declared effective by the Securities and Exchange Commission. The underwriters for the offering are UBS Warburg LLC, who is acting as sole book-running manager, and Gerard Klauer Mattison & Co., Inc. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from: UBS Warburg LLC, 299 Park Avenue, New York, New York 10171, and Gerard Klauer Mattison & Co., Inc., 529 Fifth Avenue, New York, New York 10017.

    A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    Midway Games Inc. is a developer and publisher of interactive entertainment software. Midway videogames are available for play on videogame platforms including the PlayStation®2 computer entertainment system, Microsoft® XboxTM video game system, Nintendo GameCubeTM and Game Boy® Advance.

    This press release contains forward-looking statements that involve risks and uncertainties, including the timing of the proposed offering, which could be delayed due to the need for review by the Securities and Exchange Commission, changes in the price of Midway common stock and changes in Midway's business as a result of the matters discussed in the risk factors section of the registration statement described above, and otherwise.

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  Exhibit 99.1